                                                                   EXHIBIT 10.18

INSULIN
-------

     Agreement, dated August 6, 1982, between Zymos Corporation, a Washington corporation ("Zymos"), and Novo Industri A/S, a corporation organized under the laws of The Kingdom of Denmark ("Novo").

     WHEREAS, Novo wishes Zymos to conduct research in respect of the Program (as defined herein) and Zymos wishes to grant to Novo certain rights in respect thereof.

     NOW, THEREFORE, Zymos and Novo agree as follows:

     1.   Definitions
          -----------

     For purposes of this Agreement,

     (a) "Human Insulin" shall mean insulin having an amino acid sequence and disulfide linkages and biological activity identical to those of the insulin produced by the pancreas glands of humans or any product containing such insulin.

     (b) "Human Pro-insulin" shall mean pro-insulin having an amino acid sequence and disulfide linkages and biological activity identical to those of the proinsulin produced by the pancreas glands of humans or any product containing such insulin.

[ * ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

     (c) "Program" shall mean the program set forth in Exhibit A hereto to develop a commercial method to produce Human Insulin and Human Pro-insulin through recombinant DNA and other mutational technology in accordance with the time-table set forth therein.

     (d) "Insulin Organism" shall mean a micro-organism developed by the Zymos Group carrying the DNA structural information for Human Insulin and/or Human Pro-insulin and from which micro-organism Human Insulin and/or Human Pro-insulin can be produced.

     (e) "Bonus Goal" shall mean the demonstration by Zymos and verification by Novo of the secretion of Human Insulin and/or Human Pro-insulin in a stable strain of yeast or other eukaryotic micro-organism at the level of [ * ] molecules per liter at [ * ] cell protein per liter. Such demonstration and verification shall be effected by chemical and biochemical methods (such as RIA, HPLC and bioassay).

     (f) "Cost Reduction" shall mean a saving of the Novo Group's direct costs of labor, energy and material used in the manufacture of Human Insulin by means of an Insulin Organism or Technical Information as compared with such direct costs incurred to manufacture its semi-synthetic Human Insulin as

[ * ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

calculated pursuant to the formula set forth in Exhibit B attached hereto.

     (g) "Technical Information" shall mean information, inventions, know-how, practical experience, technical and scientific data, specifications and formulae, whether patentable or not, which the Zymos Group presently or hereafter owns, controls, develops or, to the extent it is free to disclose, has acquired or shall acquire from third parties, directly relating to the Program, including, but not limited to, chemical, pharmacological and clinical information necessary for the proper filing of applications for approval of Human Insulin and/or Human Pro-insulin in countries throughout the world; provided, however, that Technical Information shall not include information which: (i) was lawfully in the Novo Group's possession at the time of receipt from the Zymos Group; (ii) is in the public domain or becomes part of the public domain through no fault of the Novo Group; or (iii) is lawfully received by the Novo Group from a third party.

     (h) "Patents" shall mean all patents, inventor's certificates and applications therefor throughout the world, including any extensions, reissues, renewals, substitutions, divisions or continuations thereof, which the Zymos Group

[ * ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

presently or hereafter owns or controls or under which it now has, or hereafter shall have, the right to sublicense, in respect of Insulin Organisms, and/or the production of Human Insulin and/or Human Pro-insulin and all Improvement Patents as to which Novo elects to receive a license under Section 5(b) hereof.

     (i) "Zymos Group" shall mean Zymos, the consultants of Zymos and any company controlling, controlled by, or under common control with Zymos.

     (j) "Novo Group" shall mean Novo, the consultants of Novo and any company, controlled by, controlling, or under common control with, Novo.

     2.   Conduct of the Program
          ----------------------

     (a) Zymos shall carry out the Program in its facilities and shall allocate the manpower thereto as set forth in Exhibit A hereto.

     (b)  Zymos represents, warrants and agrees as follows:

          (1) Benjamin D. Hall (Hall), Earl W. Davie ("Davie") and Michael Smith ("Smith") have entered into Consulting Agreements with Zymos, copies of which have been provided to Novo;

[ * ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

          (2) Zymos shall perform under such Consulting Agreements so as to ensure consummation of the transactions contemplated by this Agreement;

          (3) Hall has been assigned to supervise the Program and Gustav Ammerer is to be the project leader for the Program;

          (4) Hall, Smith and Davie have agreed with Zymos that until January 29, 1989, they shall not engage in or supervise research relating to Human Insulin or Human Pro-insulin for any person, firm or corporation other than Zymos and shall not, at any time, encumber or otherwise dispose of rights in, or disclose facts concerning, any such research or the results thereof other than to Zymos;

          (5) This Agreement has been duly authorized, executed and delivered on behalf of Zymos and is enforceable against Zymos in accordance with its term; and

          (6) Neither the execution of this Agreement nor the implementation of the provisions hereof shall constitute a breach of, or a default under, any agreement or other

[ * ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

     instrument to which Zymos is a party or which is applicable to the property of Zymos.

     (c)  Novo has assigned Niels Fiil to supervise the Program for Novo.

     (d) Zymos will provide Novo, or its designated representative, with quarterly written status reports relating to progress on the Program. Zymos will also provide Novo with a final written status report relating to the Program at the completion of each phase of the Program. Each such report shall be submitted to Novo within a reasonable period of time, not to exceed thirty
(30) days following completion of work on each such phase. Zymos shall also make available personnel on reasonable notice and for reasonable time periods at Zymos' facility to review with Novo, or its representatives, progress on each phase of the Program.

     (e) Zymos shall schedule semi-annual meetings of Novo and Zymos representatives at Zymos' facilities to review and discuss research progress. Zymos shall provide the quarterly reports referred to in Section 2(d) at least two weeks prior to each such meeting.

[ * ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

     (f) Zymos shall make available to Novo all Technical Information and shall deliver to Novo from time to time biological materials produced under the Program.

     3.   Involvement of Novo Staff
          -------------------------

     (a) For a total period of 3 man months per year, Zymos shall accept a suitably qualified employee or employees of Novo into any facility where work on the Program will be carried out; provided that (i) such employee is a person reasonably acceptable to Zymos, (ii) such employee's activities shall be limited to research and development work being carried out under the Program and (iii) such employee shall abide by all rules and regulations of Zymos applicable to employees generally.

     (b) Novo shall bear all expenses of such employee, including, without limitation, salary, travelling, living, hotel, work-permit and out-of-pocket expenses, taxes and insurance.

     4.   Consideration.
          --------------

     (a) In consideration of Zymos undertaking the Program, Novo shall pay Zymos the sums set forth in Exhibit A and the following additional payments:

[ * ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

          (i)  the sum of $[ * ] if the Bonus Goal is reached by August 1, 1985;
     or

          (ii) the sum of $[ * ] if the Bonus Goal is reached by August 1, 1986.

     (b) If the Bonus Goal is not reached by August 1, 1986, no additional payments shall be due under this Section 4. However, Zymos shall be entitled to any payments required pursuant to Section 5 hereof even if the Bonus Goal is not reached within the time frame set forth herein or not at all.

     (c) Any taxes, duties or other similar levies imposed by The Kingdom of Denmark on making such payments to Zymos shall be for Novo's account and shall not operate so as to reduce any sum owing hereunder.

     5.   Insulin License
          ---------------

     (a) Zymos hereby grants to Nova a perpetual, exclusive, irrevocable, worldwide license (with the right to sublicense) to manufacture, have manufactured, use and sell Human Insulin and Human Pro-insulin and/or to use Insulin Organisms, Technical Information and/or Patents.

     (b) If Zymos makes or acquires any further improvements or inventions relating to Technical Information, Patents or

[ * ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

Human Insulin, Human Pro-insulin, or Insulin Organisms, or the mode of using them, (hereinafter, "Improvements"), or becomes the owner of or be entitled to license any Improvements, either through Patents or otherwise, it shall communicate Improvements to Novo and give Novo full information with respect thereto, and Novo shall be entitled to extend the license granted hereunder to such Improvements with all rights which are hereby granted to Novo without making any additional payments with respect thereto.

     (c) In consideration of receiving the license granted hereunder, Novo shall make the following payments to Zymos:

          (1)  Definitions:

               (i) "Participation Year" shall mean each successive twelve (12) month period commencing on the date of the First Commercial Sale.

               (ii) "Net Sales" shall mean gross revenues to the Novo Group from the sale of Human Insulin and/or Human Pro-insulin produced through the use of Insulin Organisms, Technical Information or Patents under this license realized in each Participation Year less: insurance and delivery charges paid or allowed by the Novo Group; trade and cash discounts

[ * ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

          and commissions; returns, credits or allowances; and sales and excise taxes, duties or other governmental charges [other than taxes on the Novo Group's profits). Net sales shall not include sales between members of the Novo Group.

               (iii) "First Commercial Sale" shall mean the first sale of Human Insulin and/or Human Pro-insulin produced through the use of Insulin Organisms, Technical Information or Patents under this license by a member of the Novo Group to any company not a member of the Novo Group for consideration in an arms' length transaction.

          (2)  Payments:

               (i) Subject to sub-paragraphs (iii) and (iv) below, an amount with respect to each Participation Year equal to the total of:

                      (aa) [ * ] of any Cost Reduction realized in such Year not exceeding a [ * ] Cost Reduction;

                      (bb) [ * ] of that portion of the Cost Reduction realized
               in such Year between [ * ];

[ * ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                      (cc) [ * ] of that portion of the Cost Reduction realized
               in such Year between [ * ];

                      (dd) [ * ] of that portion of the Cost Reduction realized
               in such Year in excess of [ * ]; and

                      (ee) [ * ] of Net Sales during each such year of Human
               Pro-insulin (i.e., "X" in the following formula):

                                   Number of Molecules of Pro-insulin Sold
            X                                  During Such Year
--------------------------    =    ========================================
     Net Sales During              Number of Molecules of Human Insulin and
        Such Year                  Human Pro-insulin Sold During Such Year


               (ii) The obligation of Novo to make such payments shall commence, in respect to each country where Human Insulin and/or Human Pro-insulin is sold under this license, on the date of its First Commercial Sale and shall continue for a period of [ * ] or, subject to the provision of Section 7(b) hereof, for the normal life of any Patents licensed in respect of such country, whether such normal life is longer or shorter .

[ * ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

               (iii) As from the First Commercial Sale, for each of the first [ * ] Participation Years, the aggregate payments under Sections 5(c)(2)(i) and 5(c)(2)(v) hereof shall not be less than [ * ] per year.

               (iv) The aggregate payments under Sections 5(c)(2)(i) and 5(c)(2)(v) for each Participation Year shall in no event exceed [ * ] of Net Sales during each such year.

               (v) Subject to Novo's approval and upon terms and conditions satisfactory to Novo, Zymos shall acquire any patent and other rights required from third parties with respect to the license granted hereunder. In such event, Novo shall pay any royalty required to be paid to such third party and the payments under Section 5(c)(2)(i) shall be reduced by [ * ] of the amount of such royalty paid to the third party (other than the University of Washington or the University of British Columbia, in which case, such payments shall be reduced by [ * ] of such amount) but the payments to Zymos under Section 5(c)(2)(i) shall not be reduced by operation of this

[ * ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

          Section 5(c)(2)(v) below [ * ] of their original amount.

               (vi) If Novo enters into any sublicense, other than a sublicense to a member of the Novo Group, pursuant to the provisions of Section 5(a) hereof, it shall pay to Zymos [ * ] of the aggregate amount of any royalties received by Novo in connection with such sublicense.

     (d) If after delivery of the Insulin Organism, such Insulin Organism is killed, destroyed, becomes non-viable or is otherwise lost so that no viable cultures thereof are available to Novo, Zymos will, on Novo's request, replace the Insulin Organism from a stock of frozen Insulin Organisms, if available, retained by Zymos, or if not available, again produce a culture of the Insulin Organism for Novo at Novo's expense.

     6.   License For Other Products  If Novo wishes to manufacture, have
          --------------------------
manufactured, use and sell any product other than Human Insulin and Human Pro-insulin produced through the use of Insulin Organisms, Technical Information and/or any Patents, Zymos shall grant to Novo a perpetual, exclusive, irrevocable, worldwide license (with the right to sublicense)

[ * ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

for such purpose containing such terms as to royalties as Zymos and Novo shall in good faith agree.

     7.   General License Provisions
          --------------------------

     (a)(i). Novo shall deliver to Zymos after the end of each Participation Year, a written accounting showing its computation of payments due under this Agreement.

     (a)(ii). At the termination of the payment period with respect to any country, Novo shall render a final report to Zymos with respect to such country within sixty (60) days after the end of the Participation Year in which such payment period terminates, and payments shall be made to Zymos for the portion of the Participation Year ending at the date of the termination of the payment period.

     (b) If and when, before the normal expiration thereof, any Patent should be held judicially to be invalid, Novo shall be relieved from further payment liability to Zymos with respect to Net Sales of products utilizing such Patent and any sublicense of such patent within the jurisdiction of the court rendering the adverse decision; provided, however, that in such event such payment liability shall continue for a period of twelve (12) years from the First Commercial Sale.

[ * ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

     (c) All royalty payments required to be made under this Agreement shall be converted to United States dollars at a rate equivalent to the exchange rate of United States dollars for Danish kroner as quoted by the National Bank of Denmark on the last day of the applicable Participation Year; provided that if by reason or any cause beyond the control of the reporting party, including laws or regulations controlling exchange in any country, a royalty payment in United States dollars cannot be effected, or is limited, the reporting party shall make or cause to be made the so affected royalty payment or portion of said royalty payment, by depositing in the respective local currency in a local bank or local banks designated by Zymos in Zymos' name in accordance with the applicable laws or regulations; provided further that the reporting party or its sublicensees may withhold any amounts of royalties required to be withheld pursuant to applicable laws, statutes, regulations, or requirements of any governmental body.

     (d) Novo shall pay to Zymos, [ * ] quarterly during the six (6) year period commencing with the First Commercial Sale pursuant to Section 5(c)(2)(iii). Payments for royalty exceeding such quarterly payments shall become due within 60 days of the end of the Participation Year to which they relate.

[ * ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

     (e) Novo shall keep, and shall require the Novo Group to keep, full, true and accurate books of accounts and other records containing all particulars which may be necessary properly to ascertain and verify the amounts payable hereunder for a period of not less than four (4) years from the date of the final report provided under Section 7(a)(ii) hereof. Zymos shall have the right to select a firm of independent certified public accountants reasonably satisfactory to Novo to audit such reports.

     (f) With respect to any patentable subject matter licensed to Novo under this Agreement, Zymos shall with reasonable diligence and prior to any disclosure which would serve as a novelty destroying disclosure in any foreign country a member of the International Convention for Protection of Industrial Property, prepare, file and prosecute patent applications in the United States Patent Office and such other countries as Novo may request within six months of filing of applications in the United States Patent Office. Novo shall cooperate with Zymos in preparing, filing and prosecuting such applications and shall assume the responsibility for preparing, filing and prosecuting patent applications in such countries as Novo shall elect. Zymos may file in other countries at its expense. Novo shall promptly reimburse Zymos for all patent filing, prosecution and

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

maintenance costs incurred by Zymos for filing in Novo selected countries and in the United States. Novo may deduct from earned royalty payments to Zymos pursuant to Sections 5(c)(2)(i) and 5(c)(2)(vi) any direct costs incurred in those countries it elects to file, prosecute and maintain patent applications or patents on a country by country basis up to [ * ] of the total amount of such royalty payments made by Novo until Novo recovers such costs reimbursed to Zymos and such direct costs incurred by Novo in assuming such responsibility.

     (g) At least 45 days prior to filing any patent application or amendment thereto in the United States Patent Office, or the equivalent thereof n any foreign country, Zymos or Novo, as the case may be, shall provide each other with a copy thereof and shall not unreasonably withhold its consent to making any changes in such applications or amendments at the request of Novo or Zymos.

     (h) If Zymos shall fail to diligently prepare or file any patent application, or to pursue any such application to final issuance or rejection of a patent, Novo may, at its own expense, take over the filing and/or prosecution of such application in its own name. Any patent issuing as a result of such efforts by Novo shall be its sole property, and Zymos shall execute such assignment or other documents which Novo

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

may request in order to ensure Novo's ownership of such patent.

     (i) Zymos and Novo shall each permit the other party to participate in any proceedings to which it may be a party (at the expense of the party wishing to participate, except as provided in paragraph (l) hereof) relating to any Patent or patent application.

     (j) Zymos shall execute any formal license or other documents as may be required by the laws of any country for the purpose of registration of Novo as a licensee under the Patents in any patent office of such country.

     (k)  Zymos represents, warrants and agrees that:

          (1) it shall not disclose any Technical Information, or provide any Insulin Organism or other biological material relating to the Program (all of which being herein referred to as the "Confidential Material"), as to which Novo is or may be licensed hereunder, to any third party, without the prior written approval of Novo; and

          (2) it has not and shall not grant to any other person, firm, or corporation, any rights, licenses or privileges with respect to any Confidential Material, as

[*] designates portions of this document that have been omitted pursuant to a a request for confidential treatment filed separately with the Commission.

     to which Novo is or may be licensed hereunder; provided, however, that (i) if such Confidential Material relates to matters in addition to the Program, Zymos may disclose such Confidential Material, and (ii) immediately subsequent to any such disclosure Zymos shall notify Novo in writing as to the nature of such disclosure and the identity of its recipient.

     (1) Novo shall promptly notify Zymos of any material infringement of any Technical Information, Insulin Organism or biological material relating to the Program which may be licensed to Novo hereunder. Zymos shall have the opportunity to bring an action for such infringement at its own expense. Any amount recovered shall have deducted therefrom any expense incurred by Zymos in bringing any such action and the remainder, if any, shall be divided equally between Novo and Zymos. Novo shall, if requested and at Zymos' expense, actively assist in the prosecution of such action.

     If, after reasonable notice, Zymos fails to bring such action, Novo shall have the right to bring an action against the infringer at its expense. If Novo finds it necessary or desirable to join Zymos as a party plaintiff, Zymos shall not unreasonably object to such joinder and shall execute all papers necessary or perform such other acts as may reasonably

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

be required by Novo. If Novo is successful in abating the infringement, any amount recovered from the infringer shall be divided equally between Zymos and Novo, after first deducting from such amount any expense incurred by Novo in bringing such action. Zymos shall, if requested and at Novo's expense, actively assist in the prosecution of such action.

     (m) will indemnify Zymos and hold it harmless of and from, all claims, actions, liabilities and judgements arising out of personal injury, death or property damage that may be asserted or commenced by reason of the manufacture, use or sale of Human Insulin or Human Pro-insulin, manufactured by the; pursuant to Technical Information and/or employing the insulin organism.

     (n) Zymos makes no warranties, representations or undertakings with respect to utility, efficacy, nontoxicity, safety or appropriateness of using Technical Information, Insulin Organisms, Human Insulin and/or Human Pro-insulin except that Zymos represents and warrants that it has fully disclosed and will fully disclose in good faith to Novo all data and information in its possession, knowledge or control relating to such utility, efficacy, non-toxicity, safety or appropriateness and all other data and information relating to

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

the Technical Information, Insulin Organisms, Human Insulin and/or Human Pro-insulin.

     (o) Zymos does not warrant or represent that any processes which it has developed or the processes which it may develop in the future are useful for commercial production of the Human Insulin and/or Human Pro-insulin.

     8.  Termination
         -----------

     (a) Subsequent to August 1, 1983, Novo shall have the right at any time to terminate the Program by giving to Zymos 3 months' prior written notice to that effect.

     (b) Any termination by Novo of the Program pursuant to paragraph 8(a) hereof shall not in any manner affect Novo's rights to the license granted to it pursuant to Section 5 hereof.

     (c) Notice of Termination of this Agreement or any license granted hereunder may be given by Zymos to Novo if Novo fails to make any payments required to be made by it hereunder and such failure is not corrected by Novo within thirty (30) days of receipt of written notice from Zymos.

     9.   Altered Insulin and/or Altered Pro-insulin
          ------------------------------------------

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

     If Zymos develops Altered Insulin and/or Altered Proinsulin, Novo may elect by written notice to Zymos to receive a license to manufacture, have manufactured, use and sell Altered Insulin and or Altered Pro-insulin and/or to use any micro-organism developed by the Zymos Group carrying the DNA structural information for Altered Insulin and/or Altered Pro-insulin and from which micro-organism Altered Insulin and/or Altered Pro-insulin can be produced and related Technical Information on the same terms and conditions as the license contained herein with respect to Human Pro-insulin. For the purposes of this Section 9, Altered Insulin and/or Altered Pro-insulin shall mean analogues of Human Insulin and/or Human Pro-insulin molecules with alterations which provide pharmaceutical and pharmacological advantages over the natural forms of these proteins, or precursors thereof which can easily be converted to Altered Insulin and/or Altered Pro-insulin.

     10. Confidentiality and Publication
         -------------------------------

     (a) Novo shall take all reasonably practicable steps to preserve the confidentiality of all Technical Information; provided that Novo shall be free to disclose Technical Information insofar as such disclosure is necessary to allow Novo to defend itself against litigation, to file and

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

prosecute patent applications, to comply with governmental regulations, to conduct clinical trials or to market any product with respect to which any license has been granted hereunder. Zymos shall take such steps with respect to confidential information received from Novo.


     (b) Notwithstanding the foregoing, Zymos shall be permitted to disclose to members of the Zymos Group any such Novo confidential information if subject to like terms of confidentiality, and Novo shall likewise be permitted to disclose any Technical Information to the Novo Group, again if subject to like terms of confidentiality.

     (c) Notwithstanding the foregoing provisions of this clause, Zymos and Novo each reserves the right, for itself and for any members of the Zymos Group and the Novo Group, respectively, to publish information of scientific importance, including any of the Technical Information, and any such publication shall not constitute a breach of this clause; provided, however, that such Technical Information or the material part thereof shall have been made the subject of a patent application, or that the other party shall have given its prior written agreement to such publication. Each party shall furnish the other party with copies of all such party's publications pursuant to this paragraph.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

     (d) Zymos shall not make any public announcement which mentions any member of the Novo Group or the results of any research under the Program or otherwise with respect to the subject matter of this Agreement without the prior written approval of Novo.

     11. Performance  Either party may perform its obligations hereunder
         -----------
through any of its wholly-owned subsidiaries provided that neither party shall be thereby relieved of its liabilities hereunder if any of its whollyowned subsidiaries fails to perform any obligation hereunder assigned to it.

     12. Notices
         -------

     (a) All notices hereunder shall be given by personal delivery or by registered or certified mail (postage prepaid and return receipt requested), addressed as follows:

     If to Zymos:

         Zymos Corporation
         2121 North 35th Street
         Attention: President

     If to Novo:

         Novo Industri A/S
         DK 2880 Bagsvaerd
         Attention: Peter Tang

     with a copy to:

         Rosenman Colin Freund Lewis & Cohen
         575 Madison Avenue
         New York, New York 10022
         Attention: Robert I. Fisher


[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

     (b) Any notice shall be deemed (in the absence of evidence of earlier receipt) to have been delivered 10 working days after dispatch, and, in proving the time of dispatch, it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped, registered and posted.

     13. Applicable Law  This Agreement shall be construed in accordance with
         --------------
the laws of the State of Washington.

     14. Parties Bound  This Agreement shall be binding upon and inure to the
         -------------
benefit of the parties hereto and their successors and assigns; provided, however, that neither party shall assign any of its rights or obligations hereunder without the prior written consent of the other party, except as an incident to the merger, consolidation, reorganization, or acquisition of stock or assets affecting substantially all of the assets or actual voting control of the assigning party.

     15. Severability  Should any one section, or portion thereof, of this
         ------------
Agreement be held invalid or invalidated by reason of any law, statute or regulation existing now or in the future in any jurisdiction by any court of competent jurisdiction or by a legally enforceable directive of any


[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

governmental body, such section or portion thereof shall be validly reformed so as to approximate the intent of the parties as nearly as possible and if unreformable, shall be divisible and deleted in such jurisdiction; elsewhere, this Agreement shall not be affected.

     16.  Entire Agreement  This Agreement constitutes the entire agreement
          ----------------
between the parties hereto concerning this subject matter and supersedes all previous agreements, whether written or oral. This Agreement may not be modified orally, and no modifications or any claimed waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom such modification or waiver is sought.

     17.  Waiver.  The waiver by any party hereto of a breach of any provision
          ------
of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     IN WITNESS WHEREOF, Novo and Zymos have executed this Agreement as of the date first above written.

                                      ZYMOS CORPORATION



                                      By: /s/ Andrew C. Barnes
                                          --------------------------------------


                                      NOVO INDUSTRI A/S



                                      By: /s/ ILLEGIBLE
                                          --------------------------------------



[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                                   Exhibit A

                             Insulin Research Plan
                             ---------------------

Phase 1
-------

a.   Construction:

     Initial studies on insulin-proinsulin expression in yeast will employ the proinsulin cDNA cloned at NOVO. This will be attached to upstream yeast regulatory/signal peptide DNA sequence in four different arrangements.

     1. tpi promoter (and untranslated leader) -- nco i linker -- ATG -- pre-proinsulin -- yeast transcription terminator.

     2. tpi promoter and untranslated leader -- ATG -- proinsulin -- transcription terminator.

     3. tpi promoter and untranslated leader -- ATG -- yeast prepro alpha-factor (AAA AGA GAG GCT GAA GCT) proinsulin -- transcription terminator.

     4. The same as 3, but with a different alpha factor -- insulin junction, as follows: (AAA AGA -- TTT GTG AAC CAA).

     These constructions will require that oligonucleotides be made (by Zymos) in order to appropriately shorten coding sequences at the desired points. Zymos now has this capability.

b.   Expression:

     Each of the hybrid transcription units described above will be cloned in the shuttle vector yepl3. Each of the four plasmids will then be transformed into an appropriate leu2 recipient yeast strain. Yeast cultures grown in 4 percent glucose will be assayed for their content of insulin, proinsulin, or related polypeptides using column chromatography, RIA, and gel electrophoresis (western blot) assays. The objective of the research in phase 1 will be to achieve at least a minimal level (0.01 to 0.1 percent of total soluble protein) as intact intracellular insulin/proinsulin, or as a hybridprotein from which intact insulin/proinsulin can easily be obtained by enzymatic or chemical conversion.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

     Phase II
     --------

     The objective of phase II is to construct a genetically stable yeast strain that accumulates intact human insulin/proinsulin or a hybrid protein from which intact insulin/proinsulin can easily be obtained by enzymatic or chemical conversion at [ * ] molecules per 1 at [ * ] cellprotein per 1.

     By combination of the following approaches this goal will be reached.

     - Variation in the plasmid vector, particularly as regards its copy number, replication control, segregation mechanism.

     - Chromosomal integration of the hybrid transcription unit at multiple sites.

     - Regulatory modulation of the expression of tpi/or other yeast promoter -- both by mutation and by cloning and over-production of gene products required for transcription.

     - Exploration of the effect of unfavorable codon usage in the proinsulin coding sequence upon expression of proinsulin in yeast. The remedy for this could be to construct a wholly or partially synthetic proinsulin gene with codons which are optimally used in yeast.

     - Explore the possibilities of using as host organism, other eukaryotic microorganism, that is acceptable for large scale production for NOVO.

     - Application of general principles for optimizing gene expression in yeast, e.g.: chloramphenical acetyl transferase -- attached in the context of many different sequences at crucial points in the translation unit.

     Phase III
     ---------

     The specific approaches to be followed in optimizing insulin secretion from yeast will depend strongly upon the relative efficacy of various leader peptide constructions used in the phase 1 experiments.

     In order to increase the level of insulin secretion from yeast, genetic variations will be made in the sequences


[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

     (leader, pre, C-peptide) concerned with protein processing. In addition to the alpha-factor pre-sequence and spacer, those for other yeast secretory proteins will also be used.

     The chromosomal genes of yeast concerned with secretion are only beginning to be understood in detail. For example, ste 13 appears to encode the dipeptidyl peptidase which removes the N-terminal glu ala dipeptides from alpha-factor molecules. As these genes become understood, mutants are obtained, and genes are cloned and manipulated, variations in yeast cell genotype can become an important part of the approach to optimize secretion. It may in fact be possible to phenotypically screen for yeast mutants that secrete insulin more effectively.

     By a variety of approaches, mostly ones yet to be devised, a yeast strain will be developed which secretes human insulin/proinsulin at a level of [ * ] molecules per 1 at [ * ] cellprotein per 1.

     Phase IV
     --------

     Development of a stable insulin/proinsulin organism for commercial production, that secretes [ * ] intact insulin/proinsulin molecules per 1 at [ * ] cellprotein per 1.

     Estimated duration
     ------------------

     Phase 1:       8 months
     Phase II:      12 months
     Phase III:     16 months
     Phase IV:      18 months

     Staffing
     --------

     Phase I: Equivalent of 2 fully supported scientists for first 4 months

                    Equivalent of 2.5 fully supported scientists for second 4 months

                    Average: 2.25 scientist over 8 months

     Phase II:      Equivalent of 3 fully supported scientists

     Phase III:     Equivalent of 2 fully supported scientists

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

     Phase IV:       Equivalent of 2 fully supported scientists

     Research costs  (Based on [ * ] US $ year per fully supported scientist)
     Phase I:        US $[ * ]

     Phase II:       US $[ * ] (7% inflation adjustment)

     Phase III:      US $[ * ] (15% inflation adjustment)

     Phase IV:       US $[ * ] (22% inflation adjustment)

     The research costs are to be paid quarterly, in advance.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                                   EXHIBIT B

     A.   Definitions

     1. "Variable Costs" shall mean the sum of the following costs for the production per megaunit of Human Insulin of MC Purity:

     Raw materials costs

     Energy costs

     Direct salaries and wages, including direct fringe benefits

     Control analysis costs

     Costs for effluent disposal (i.e. charges imposed by local municipalities or other public authorities on Novo for disposal of solid and liquid wastes from Novo's premises)

     Less credits for by-products.

In calculating Variable Costs for The Novo Method the costs of conversion from porcine insulin into Human Insulin shall be included.

     2. "Provo Method" shall mean Novo's production method for Human Insulin whereby semi-synthetic changes are made to the molecular structure of insulin extracted from porcine pancreas glands.

     3. "Zymos Method" shall mean the production method for Human Insulin using Insulin Organisms and/or Technical

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

Information and/or Patents licensed to Novo by Zymos pursuant to the Agreement.

     4. "Cost Reduction" shall mean the amount per megaunit of Human Insulin produced by which the Variable Costs for The Novo Method exceed the Variable Costs for The Zymos Method.

     5. Other definitions used in this schedule shall have the same meaning as are assigned thereto in Section 1 of the Agreement.

     B.   Calculation of Cost Reduction

     1. As of the date Novo informs Zymos of its decision to undertake production under the insulin license the Variable Costs for the Novo Method and the Cost Reduction shall be calculated by Novo and as soon as practicable thereafter full details thereof given to Zymos. Such Variable Costs will be increased as of 1st January of each Participation Year by 5% or by 25% of the total increase in the Danish wholesale price index during the twenty-four (24) month period proceeding the 1st January in question, whichever is the greater and the Cost Reduction for such Participation Year shall be calculated accordingly as of such January 1.

     2. The right for Zymos under Section 7(e) of the Agreement to audit the books, records and all supporting data of the Novo Group shall be extended to enable Zymos to verify

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

the initial calculation under the preceding paragraph of the Variable Costs for the Novo Method and the Cost Reduction as of the date of the First Commercial Sale.

     C.   Zymos' Participation in Cost Reduction

     1. Zymos' participation in Cost Reduction will be calculated in accordance with the principles set out in the Agreement under Section 5 (c)(2) based upon total megaunits of Human Insulin produced by the Zymos Method and sold by The Novo Group during the relevant Participation Year.

     2. In order to calculate the amount of Zymos' participation in Cost Reduction as aforesaid in United States dollars, the currency or currencies in which such cost reductions are calculated shall be converted into U.S. dollars at the rate equivalent to the exchange rate of United States dollars for such currency or currencies as quoted by the National Bank of Denmark.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                                      -3-